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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
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                HOLLIS-EDEN PHARMACEUTICALS AND EDENLAND, INC.
                  ANNOUNCE SETTLEMENT OF ARBITRATION MATTERS


SAN DIEGO, CA - January 21, 2000 - Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:
HEPH) today announced that it has reached a settlement on pending arbitration issues between the Company and Patrick T. Prendergast, Chairman of Colthurst Ltd. and Edenland, Inc. The settlement includes the transfer of technology to Hollis-Eden for equity in the Company, and the funding by Hollis Eden of additional pre-clinical research to be conducted by Edenland.

The parties have replaced the original Colthurst license agreement with a new agreement in which all patents, patent applications, and current or future improvements of the Colthurst technology, including HE2000, Hollis-Eden's lead clinical compound, will be irrevocably assigned to Hollis-Eden on a royalty-free basis in exchange for equity in Hollis-Eden that will vest over time.

Additionally, the parties have entered into a sponsored research agreement, replacing both the pre-existing Edenland license agreement and research and development agreement. Pursuant to the new agreement, Edenland will immediately license to Hollis-Eden a number of compounds, together with related patents and patent applications, and Hollis-Eden will fund additional pre-clinical research projects conducted by Edenland, Inc. Hollis-Eden will also have the license rights to all results of this research and the agreement provides for a royalty interest back to Edenland on sales of new products resulting from this agreement.

Commenting on the settlement, Richard Hollis, Chairman and CEO of Hollis-Eden stated, "We are very pleased to have quickly settled this matter in an amicable fashion. We believe the restructured agreements will benefit both parties and align our interests toward one common vision of commercializing drugs to benefit patients. We are committed to rewarding our shareholders for their investment in Hollis-Eden as well as their belief in our scientific endeavors and ultimately in our ability to build an enterprise that adds value to healthcare around the world. We look forward to working with Edenland and Patrick T. Prendergast on new discovery programs."

"We are pleased to have arrived at today's settlement," said Patrick Prendergast. "Under our new research arrangement I am confident we at Edenland can bring valuable new drug candidates to the Hollis-Eden pipeline and add to shareholder value. Richard Hollis has always shared my vision of developing novel medicines for unmet worldwide medical needs. His commitment and loyalty to our drug discoveries and his incredible drive to build a worldclass pharmaceutical company is now beginning to unfold. Hollis-Eden continues to bring together an expert team of scientists and healthcare executives that share our mutual vision. On behalf of Colthurst, I'm impressed with the extent of the analytical testing and the valuable results Hollis-Eden reported from their clinical trials with HE2000. We feel these new agreements absolutely align our goals, and we will do everything we can to reward Hollis-Eden shareholders for the confidence they have placed in us."

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company engaged in the development of products for the treatment of infectious diseases and immune system disorders. The company is currently testing its lead drug candidate, HE2000, in HIV/AIDS patients both in South Africa and the United States. HE2000 appears to operate through a novel mechanism that targets the host cell and may alter the immune system in HIV-positive patients rather than interfacing directly with the virus. For more information regarding Hollis-Eden, contact the company's website at www.holliseden.com.
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Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to successfully complete pivotal clinical trials, the Company's future capital needs, the Company's ability to obtain additional funding, obtain required regulatory approvals, the development of competitive products by other companies, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.